Exhibit 10.2(d)-1

Form of Senior Executive Change in Control Agreement

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Dear                                 :

Ryerson Inc. (“RYERSON”) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel of RYERSON and its subsidiaries (collectively, the “Company”). In this connection, the Board of Directors of RYERSON (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of RYERSON and its stockholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company. In order to induce you to remain in the employ of the Company, RYERSON agrees that you shall receive the severance benefits set forth in this letter agreement (“Agreement”) in the event your employment with the Company is terminated subsequent to a “change in control of the Company” or a “potential change in control of the Company” (as such terms are defined in Section 2 hereof) under the circumstances described below (or, in certain circumstances described below, in advance of such a change in control or potential change in control of the Company). This Agreement shall constitute an amendment and restatement of and shall supersede any prior agreement entered into between you and RYERSON with respect to these matters. In the event that you receive severance benefits hereunder, such benefits shall be in lieu of, and you shall not be entitled to receive, any benefits or payments under any other severance plan or policy of the Company or any agreement with the Company, and the provisions of Sections 7 through 9 hereof shall supercede any provisions relating to comparable matters under such other severance plan or policy or such other agreement. In addition, if you are or become entitled to benefits from the Company pursuant to another agreement providing for benefits on account of a change in control or the law of a jurisdiction other than the United States or any state or territory thereof as a result of an event for which benefits are payable to you pursuant to this Agreement, the benefits paid to you pursuant to this Agreement shall be reduced by the amount paid to you pursuant to such other agreement or law.

1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until the first anniversary of the date on which RYERSON gives you a written notice of termination of the Agreement. Notwithstanding the preceding sentence, if a change in control of the Company or a potential change in control of the Company shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of thirty-six (36) months beyond the month in which such change in control of the Company or potential change in control of the Company occurred.

2. Definitions: Change in Control; Potential Change in Control.

(i) Change in Control. For purposes of this Agreement, a “change in control of the Company” shall be deemed to have occurred if:

(A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than (w) the Company, (x) a trustee or other fiduciary holding voting securities under an employee benefit plan of the Company, (y) an underwriter temporarily holding voting securities pursuant to an offering of such securities, or (z) a corporation owned, directly or indirectly, by the security holders of RYERSON in substantially the same proportions as their ownership of voting securities of RYERSON, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of RYERSON (not including in the voting securities beneficially owned by such person any voting securities acquired directly from RYERSON or its affiliates) representing 20% or more of the combined voting power of RYERSON’s then outstanding voting securities;

(B) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by RYERSON’s security holders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (collectively, “Continuing Directors”), cease for any reason to constitute a majority thereof; provided, however, that any director who assumes office in connection with an agreement with the Company to effect a transaction described in clauses (A), (C) or (D) of this Subsection 2(i) or any new director who assumes office in connection with or as a result of an actual or threatened proxy or other election contest of the Board shall never be (at any time) a Continuing Director for purposes of this Subsection 2(i)(B), and the nomination or election of such person shall never constitute, or be deemed to constitute, an approval by the Continuing Directors for purposes of this Subsection 2(i)(B) (provided that for the purposes of funding any rabbi trust or similar escrow agreement, any change in control of the Company under this Subsection 2(i)(B) shall be deemed to occur at the beginning of the day of the stockholders’ meeting at which the stockholders are asked to vote on a slate of directors that could result in Continuing Directors ceasing to constitute a majority of the Board);

(C) there occurs a merger or consolidation of RYERSON with any other corporation, other than a merger or consolidation which would result in the voting securities of RYERSON outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the direct or indirect parent thereof), in combination with the ownership of any trustee or other fiduciary holding voting securities under an employee benefit plan of the Company, at least 60% of the combined voting power of the voting securities of RYERSON or such surviving entity or the direct or indirect parent thereof outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of RYERSON (or similar transaction) in which no person acquires more than 40% of the combined voting power of RYERSON’s then outstanding voting securities;

(D) the holders of voting securities of RYERSON approve a plan of complete liquidation of RYERSON or an agreement for the sale or disposition by RYERSON of all or substantially all of RYERSON’s assets; or

(E) there occurs any other event that the Board deems to be a change in control of the Company.

(ii) Potential Change in Control. For purposes of this Agreement, a “potential change in control of the Company” shall be deemed to have occurred if:

(A) RYERSON enters into an agreement, the consummation of which would result in the occurrence of a change in control of the Company;

(B) any person (including RYERSON) publicly announces an intention to take or to consider taking actions which if consummated would constitute a change in control of the Company; provided that to the extent a potential change in control has occurred under this Subsection 2(ii)(B), such potential change in control shall continue in effect until one month after the annual meeting of the stockholders next succeeding the annual meeting of stockholders at which a director, who is not a Continuing Director, assumes office in connection with or as a result of an actual or threatened proxy contest or in settlement thereof;

(C) any person, other than (w) the Company, (x) a trustee or other fiduciary holding voting securities under an employee benefit plan of the Company, (y) an underwriter temporarily holding voting securities pursuant to an offering of such securities, or (z) a corporation owned, directly or indirectly, by the security holders of RYERSON in substantially the same proportions as their ownership of voting securities of RYERSON, who is or becomes the beneficial owner, directly or indirectly, of voting securities of RYERSON representing 9.5% or more of the combined voting power of RYERSON’s then outstanding voting securities, increases his beneficial ownership of such securities by 5% or more over the percentage so owned by such person on the date hereof; or

(D) the Board adopts a resolution to the effect that, for purposes of this Agreement, a potential change in control of the Company has occurred.

3. Definitions: Disability; Retirement; Cause; Good Reason; Notice of Termination; Date of Termination.

(i) Disability; Retirement. If you cannot perform your full-time duties with the Company due to physical or mental incapacity and have exhausted all of your short-term disability plan benefits, your employment may be terminated for “Disability”. Termination of your employment based on “Retirement” shall mean voluntary retirement entitling you to a pension benefit afforded by the Company’s defined benefit pension plan applicable to its salaried employees or in accordance with any retirement arrangement established with your consent with respect to you.

(ii) Cause. Termination by the Company of your employment for “Cause” shall mean termination upon (A) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by you for Good Reason as defined in Subsections 3(iv) and 3(iii), respectively) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (B) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Subsection 3(ii), no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (A) or (B) of the first sentence of this Subsection 3(ii) and specifying the particulars thereof in detail; provided that, in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes in a legal proceeding by clear and convincing evidence that Cause exists.

(iii) Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean: without your express written consent, the occurrence after a change in control or after a potential change in control of the Company of any of the following circumstances unless, in the case of paragraphs (A), (E), (F), (G) or (H), such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination, as defined in Subsections 3(v) and 3(iv), respectively, given in respect thereof:

(A) the assignment to you of any duties materially inconsistent with your status as an executive officer of the Company, or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the change in control or potential change in control of the Company; provided, however, that a change in the Company’s status from a public company to a private company does not in and of itself constitute a substantial adverse alteration unless such change results in a material diminution in your authority, duties or responsibilities;

(B) a reduction by the Company in your annual base salary as in effect on the date of the change in control or potential change in control of the Company;

(C) the Company’s requiring that your principal place of business be at an office located more than 50 miles from where your principal place of business is located immediately prior to the change in control or potential change in control of the Company, except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations immediately prior to the change in control or potential change in control of the Company;

(D) the failure by the Company, without your consent, to pay to you any portion of your current compensation, or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

(E) the failure by the Company to continue in effect any compensation plan in which you participate immediately prior to the change in control or potential change in control of the Company which is material to your total compensation, including but not limited to the Ryerson Annual Incentive Plan (the “Annual Incentive Plan”),

Ryerson 2002 Incentive Stock Plan and any predecessor or successor thereto (collectively, the “Incentive Stock Plans”), Ryerson Nonqualified Savings Plan (the “Nonqualified Savings Plan”), or the Ryerson Savings Plan (the “Savings Plan”) or any substitute or alternative plans adopted prior to the change in control or potential change in control of the Company, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, including, but not limited to, in terms of the amount of benefits provided, the level of your participation relative to other participants, and benefit opportunities, as existed at the time of the change in control or potential change in control of the Company;

(F) the failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company’s defined contribution plans, life insurance, medical, dental, or short-term and long term disability plans or programs in which you were participating at the time of the change in control or potential change in control of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the change in control or potential change in control of the Company, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the change in control or potential change in control of the Company;

(G) the failure of RYERSON to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 10 hereof; [or]

(H) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection 3(iv) below (and, if applicable, the requirements of Subsection 3(ii) above); for purposes of this Agreement, no such purported termination shall be effective. [; or]

(I) [a change to your employment position, such that you no longer serve as the chief executive officer of a publicly held company.]

Your right to terminate your employment pursuant to this Section 3 shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. For purposes of any determination regarding the existence of Good Reason, any claim by you that Good Reason exists shall be presumed to be correct unless the Company establishes in a legal proceeding by clear and convincing evidence that Good Reason does not exist.

(iv) Notice of Termination. Any purported termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(v) Date of Termination, Etc. “Date of Termination” shall mean (A) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), and (B) if your employment is terminated pursuant to Subsection 3(ii) or 3(iii) above or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection 3(ii) above shall not be less than thirty (30) days, and in the case of a termination pursuant to Subsection 3(iii) above shall not be less than fifteen (15) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given); provided that if within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this proviso), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected) but shall be deemed to be within the thirty-six (36) month period following a change in control or potential change in control of the Company; provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans and programs in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection 3(v). Amounts paid under this Subsection 3(v) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

4. Compensation Upon and Following a Change in Control or Potential Change in Control.

(i) Entitlements Upon a Change in Control. If you are employed by the Company at the time of a change in control of the Company, you shall be entitled to the following benefits:

(A) Stock Option Change in Control Payment. You shall receive an amount equal to the product of (x) the amount, if any, by which the Change in Control Price, as defined below, exceeds the closing price of a share of common stock of RYERSON as reported on the New York Stock Exchange Composite Transactions (or, where RYERSON Shares, as defined below, are no longer listed on the New York Stock Exchange, the closing price of a share of common stock of RYERSON on such other established securities market on which the common stock of RYERSON is traded) on the last trading date prior to the change in control of the Company and (y) the number of shares of RYERSON common stock covered by all stock options granted to you under RYERSON’s stock option plans (“Options”) that you hold on the date of the change in control of the Company. The Compensation Committee shall determine, in its sole discretion, whether the amount provided by this Subsection 4(i)(A) is to be paid to you in cash or in shares of common stock of Ryerson. Where the Compensation Committee determines that you are to be paid in Ryerson common stock, you shall receive the whole number of shares of Ryerson common stock obtained by dividing the amount provided by this Subsection 4(i)(A) by the closing price of a share of common stock of RYERSON as reported on the New York Stock Exchange Composite Transactions (or, where RYERSON Shares are no longer listed on the New York Stock Exchange, the closing price of a share of common stock of RYERSON on such other established securities market on which the common stock of RYERSON is traded) on the last trading date prior to the change in control of the Company (plus cash in lieu of any fractional share).

For purposes of this Agreement, the “Change in Control Price” means: (1) with respect to a merger or consolidation of RYERSON described in Subsection 2(i)(C) in which the consideration per share of RYERSON’s common stock to be paid for the acquisition of shares of common stock specified in the agreement of merger or consolidation is all in cash, the highest such consideration per share; (2) with respect to a change in control of the Company by reason of an acquisition of voting securities described in Subsection 2(i)(A), the highest price per share for any share of RYERSON’s common stock paid by any holder of any of the securities representing 20% or more of the combined voting power of RYERSON giving rise to the change in control of the Company; and (3) with respect to a change in control of the Company by reason of a merger or consolidation of RYERSON (other than a merger or consolidation described in clause (1) above), stockholder approval of an agreement or plan described in Subsection 2(i)(D) or a change in the composition of the Board described in Subsection 2(i)(B), the average of the closing prices per share of common stock of Ryerson reported on the New York Stock Exchange Composite Transactions (or, if such shares are not traded on the New York Stock Exchange, such other established securities market on which such shares are traded) for the sixty (60) day period ending on the date immediately prior to the date such change in control of the Company occurs.

(B) Stock Options: Vesting and Rollover or Settlement. Notwithstanding anything in the Company’s stock option plans or any stock option agreements thereunder to the contrary, all of your Options shall vest, whether or not otherwise exercisable. At your election, the Options shall remain outstanding (unless otherwise prohibited by the terms of the documents governing the change in control of the Company), or shall be settled in either shares of common stock of RYERSON (such shares along with, where applicable, shares of common stock of any successor to RYERSON are referred to herein as “RYERSON Shares”) or cash as provided below. The Compensation Committee shall determine, in its sole discretion, whether Options are to be settled in RYERSON Shares or cash.

(a) If the Compensation Committee determines to settle your Options in cash, you shall receive: an amount in cash equal to the product of (i) the excess of (x) the closing price of a RYERSON Share as reported on the New York Stock Exchange Composite Transactions (or, where RYERSON Shares are no longer listed on the New York Stock Exchange, the closing price of a RYERSON Share reported on such other established securities market on which RYERSON Shares are traded) on the last trading date prior to the change in control of the Company, over (y) the per share exercise price of each Option then held by you (whether or not then fully exercisable), and (ii) the number of RYERSON Shares covered by your Options; and

(b) If the Compensation Committee determines to settle your Options in RYERSON Shares, you shall receive a whole number of RYERSON Shares equal to: the quotient of (x) the amount of cash determined pursuant to subparagraph (a) above, divided by (y) the closing price of a RYERSON Share as reported on the New York Stock Exchange Composite Transactions (or, where RYERSON Shares are no longer listed on the New York Stock Exchange, the closing price of a RYERSON Share reported on such other established securities market on which RYERSON Shares are traded) on the last trading date prior to the change in control of the Company; plus cash in lieu of any fractional share;

(C) Restricted Stock. To the extent not otherwise vested in accordance with the terms and conditions of the Incentive Stock Plans, you shall be fully vested in any restricted shares issued thereunder.

(D) Performance Share Awards. Any performance award that has not been settled prior to or as of the effective date of the change in control of the Company will be cashed out and you will be paid an amount equal to (i) the Change in Control Price, multiplied by (ii) the number of Performance Share Units based on the greater of 100% of target performance measure attainment and actual performance measure attainment, and further multiplied by (iii) a fraction, the denominator of which is the number of months in the performance cycle, and the numerator of which is the number of whole months (rounded up, if not a multiple of 12, to the number that is the number of months that is the next highest multiple of 12) of the performance cycle elapsed prior to the date of the change in control of the Company; provided, however, that if the Company’s market capitalization as of the date of the change in control of the Company is less than $250 million, clause (ii) above shall provide “(ii) the number of performance share units based on 30% of target performance measure attainment, and further multiplied by”. In determining whether target or actual performance measure attainments are greater, calculations of actual performance measure attainments for any year of the performance cycle that has not yet then concluded, if applicable, shall be determined based on the average actual performance in respect of those full months that have elapsed during the then-current year of the performance cycle as of the effective date of the change in control of the Company; provided that if the change in control of the Company occurs in the first calendar quarter of a year, the actual performance measure attainment for such year shall be deemed to be the actual performance measure attainment for the immediately preceding year. Notwithstanding the forgoing, any payments with respect to any performance award that you elected to defer pursuant to the terms of the 2002 Incentive Stock Plan shall not be accelerated by this Subsection 4(i)(D).

(ii) Termination Other Than For Cause; Termination by You for Good Reason. Subject to the terms and conditions of this Agreement, including without limitation, Sections 6 through 9 hereof, in the event (x) a change in control of the Company or potential change in control of the Company, each as defined in Section 2 hereof, shall have occurred, and your employment is subsequently terminated during the term of this Agreement by the Company (other than for Cause, Disability, death or Retirement) or by you for Good Reason or (y) your employment is terminated by the Company (other than for Cause, Disability, death or Retirement) during the term of this Agreement prior to a change in control of the Company or potential change in control of the Company at the request of any person as part of or in connection with a proposed transaction that could constitute a potential change in control of the Company or a change in control of the

Company, provided that in the case of (y) there occurs either a change in control of the Company or potential change in control of the Company within 12 months following such termination, you shall be entitled to the following benefits:

(A) Base Salary. The Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan or program of the Company, at the time such payments are due, except as otherwise provided below.

(B) Severance. In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you an amount equal to three times the sum of (x) your annual base salary in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination given in respect thereof, and (y) the greater of (I) your target award under the Annual Incentive Plan or similar successor plan for the year in which the Date of Termination occurs, or (II) the average annual amount of the Award paid to you pursuant to the Annual Incentive Plan or similar successor plan with respect to the five years immediately preceding that in which the Date of Termination occurs, such average annual amount being calculated by aggregating all such Awards paid with respect to such five years and dividing such aggregate amount by the number of years for which such an Award was actually paid to you.

(C) Annual Incentive Plan. Notwithstanding any provision of the Annual Incentive Plan, and solely to the extent not already provided to you under such plan, the Company shall pay to you a lump sum amount under that plan at least equal to the sum of (x) any incentive compensation under the Annual Incentive Plan which has been allocated or awarded to you for a completed fiscal year or other measuring period preceding the Date of Termination but has not yet been paid, and (y) a pro rata portion to the Date of Termination for the current fiscal year or other measuring period of the amount equal to the target award percentage applicable to you under the Annual Incentive Plan or similar successor plan on the Date of Termination times your annual base salary then in effect.

(D) Stock Options.

(1) Settlement where Date of Termination follows Change in Control. Where your Date of Termination follows a change in control of the Company, notwithstanding anything in the Company’s stock option plans or any stock option agreements thereunder to the contrary, any Options granted to you subsequent to the change in control of the Company and Options, if any, not settled at the time of a change in control of the Company, whether or not vested, shall be fully vested, whether or not then exercisable, and shall be settled in either RYERSON Shares or cash as provided below. The Compensation Committee shall determine, in its sole discretion, whether options are to be settled in RYERSON Shares or cash.

(a) If the Compensation Committee determines to settle your Options in cash, you shall receive an amount in cash equal to the product of (i) the excess of (x) the “Date of Termination Fair Market Value”, as defined below, of a RYERSON Share, over (y) the per share exercise price of each Option then held by you (whether or not then fully exercisable), and (ii) the number of RYERSON Shares covered by your Options.

(b) If the Compensation Committee determines to settle your Options in shares, you shall receive a whole number of shares equal to the quotient of (x) the amount of cash determined pursuant to paragraph (a) above, divided by (y) the “Date of Termination Fair Market Value”, as defined below, of a RYERSON Share; and you shall receive cash in lieu of any fractional share.

For purposes of this Agreement, “Date of Termination Fair Market Value” shall mean (i) where RYERSON Shares are traded on the New York Stock Exchange, the closing price of a RYERSON Share as reported on the New York Stock Exchange Composite Transactions on the last trading date preceding the Date of Termination; (ii) where RYERSON Shares are no longer traded on the New York Stock Exchange but are traded on another established securities market, the closing price of a RYERSON Share on the last trading date preceding the Date of Termination, and (iii) if RYERSON Shares are no longer traded on any established securities market, a value determined by the Board based on a reasonable application of a “reasonable valuation method” as defined in Treasury Regulations under Section 409A.

(2) Vesting and Settlement where Date of Termination follows Potential Change in Control. Where your Date of Termination follows a potential change in control of the Company but precedes a change in control of the Company, notwithstanding anything in the Company’s stock option plans or any stock option agreements thereunder to the contrary, all of your Options, to the extent unvested, shall vest on your Date of Termination and shall be settled in either RYERSON Shares or cash as provided below. The Compensation Committee shall determine, in its sole discretion, whether options are to be settled in RYERSON Shares or cash.

(a) If the Compensation Committee determines to settle your Options in cash, you shall receive an amount in cash equal to the product of (i) the excess of (x) the Date of Termination Fair Market Value over (y) the per share exercise price of each Option then held by you (whether or not then fully exercisable), and (ii) the number of RYERSON Shares covered by your Options.

(b) If the Compensation Committee determines to settle your Options in shares, you shall receive a whole number of shares equal to the quotient of (x) the amount of cash determined pursuant to paragraph (a) above, divided by (y) the Date of Termination Fair Market Value; and you shall receive cash in lieu of any fractional share.

(3) Vesting and Settlement in an Acquirer-Motivated Termination where Date of Termination precedes Change in Control or Potential Change in Control and Change in Control or Potential Change in Control Occurs Within 12 Months. Where you are terminated prior to a change in control or potential change in control of the Company at the request of any person as part of or in connection with a proposed transaction that could constitute a potential change in control of the Company or a change in control of the Company, Options you hold as of your Date of Termination shall not expire or lapse except as provided below in this Subsection 4(ii)(D)(3). Any vested Options you hold on the Date of Termination shall remain exercisable for the periods after termination provided by the terms of the Option grants. Any unvested Options you hold on the Date of Termination shall not be exercisable unless a change in control or potential change in control of the Company follows within 12 months of the Date of Termination.

(a) If the first applicable event to occur within 12 months following your Date of Termination is a change in control of the Company, settlement (or rollover) of vested Options you held on the Date of Termination, to the extent not subsequently exercised, as well as any unvested Options you held on the Date of Termination, shall occur pursuant to Subsections 4(i)(A) and (B) as if you were employed by the Company at the time of the change in control of the Company.

(b) If the first applicable event to occur within 12 months following your Date of Termination is a potential change in control of the Company, vested Options you held on the Date of Termination, to the extent not subsequently exercised, as well as any unvested Options you held on the Date of Termination, shall be settled in either RYERSON Shares or cash as provided below. The Compensation Committee shall determine, in its sole discretion, whether options are to be settled in RYERSON Shares or cash.

i. If the Compensation Committee determines to settle your Options in cash, you shall receive an amount in cash equal to the product of (i) the excess of (x) the closing price of a RYERSON Share as reported on the New York Stock Exchange Composite Transactions (or, where RYERSON Shares are no longer listed on the New York Stock Exchange, the closing price of a RYERSON Share reported on such other established securities market on which RYERSON Shares are traded) on the last trading date preceding the potential change in control over (y) the per share exercise price of each Option then held by you (whether or not then fully exercisable), and (ii) the number of RYERSON Shares covered by your Options.

ii. If the Compensation Committee determines to settle your Options in shares, you shall receive a whole number of shares equal to the quotient of (x) the amount of cash determined pursuant to paragraph i. above, divided by (y) the closing price of a RYERSON Share as reported on the New York Stock Exchange Composite Transactions (or, where RYERSON Shares are no longer listed on the New York Stock Exchange, the closing price of a RYERSON Share reported on such other established securities market on which RYERSON Shares are traded) on the last trading date preceding the potential change in control; and you shall receive cash in lieu of any fractional share.

If no change in control or potential change in control of the Company occurs within the 12-month period following the Date of Termination, your Options shall expire according to the terms of the Option grants.

(E) Restricted Stock.

(1) Where your Date of Termination follows a change in control or potential change in control of the Company, to the extent not otherwise vested in accordance with the terms and conditions of the Incentive Stock Plans, you shall be fully vested in any restricted shares issued thereunder.

(2) In an acquirer-motivated termination, where you are terminated prior to a change in control or potential change in control of the Company at the request of any person as part of or in connection with a proposed transaction that could constitute a potential change in control of the Company or a change in control of the Company, and a change in control or potential change in control of the Company follows within 12 months of your Date of Termination (such period between the Date of Termination and the change in control or potential change in control of the Company hereinafter referred to as the “interim period”), to the extent you held unvested, restricted shares on your Date of Termination, such shares shall remain outstanding but restricted and unvested during the interim period, and at the time of the subsequent change in control or potential change in control of the Company, shall vest; if no change in control or potential change in control of the Company follows within 12 months of your Date of Termination, restricted shares you held on your Date of Termination shall be cancelled.

(F) Performance Share Awards.

(1) Payment where Date of Termination follows Change in Control. Where your Date of Termination follows a change in control of the Company, with respect to any performance share award granted under the Incentive Stock Plans that was outstanding on your Date of Termination, any performance award that was not settled prior to or as of the effective date of the Change in Control of the Company will be cashed out, and you will be paid an amount equal to (i) Date of Termination Fair Market Value, multiplied by (ii) the number of Performance Share Units based on the greater of 100% of target performance measure attainment and actual performance measure attainment, and further multiplied by (iii) a fraction, the denominator of which is the number of months in the performance cycle, and the numerator of which is the number of whole months (rounded up, if not a multiple of 12, to the number that is the number of months that is the next highest multiple of 12) of the performance cycle elapsed prior to the Date of Termination; provided, however, that if the Company’s market capitalization as of the date of the change in control of the Company is less than $250 million, clause (ii) above shall provide “(ii) the number of performance share units based on 30% of target performance measure attainment, and further multiplied by”. In determining whether target or actual performance measure attainments are greater, calculations of actual performance measure attainments for any year of the performance cycle that has not yet then concluded, if applicable, shall be determined based on the average actual performance in respect of those full months that have elapsed during the then-current year of the performance cycle as of the Date of Termination; provided that if the Date of Termination occurs in the first calendar quarter of a year, the actual performance measure attainment for such year shall be deemed to be the actual performance measure attainment for the immediately preceding year. Notwithstanding the forgoing, any payments with respect to any performance award that you elected to defer pursuant to the terms of the 2002 Incentive Stock Plan shall not be accelerated by this Subsection 4(ii)(F)(1).

(2) Settlement where Date of Termination follows Potential Change in Control. Where your Date of Termination follows a potential change in control of the Company but precedes a change in control of the Company, with respect to each performance share award granted under the Incentive Stock Plans that was outstanding on your Date of Termination, you shall receive:

(a) an amount in cash equal to (i) the Date of Termination Fair Market Value, multiplied by (ii) the number of performance share units based on the greater of 100% of target performance measure attainment and actual performance measure attainment, and further multiplied by (iii) a fraction, the denominator of which is the number of months in the performance cycle and the numerator of which is the number of whole months (rounded up, if not a multiple of 12, to the number that is the number of months that is the next highest multiple of 12) of the performance cycle elapsed prior to the date of the Date of Termination; provided, however, that if the Company’s market capitalization as of the date of the change in control is less than $250 million, clause (ii) above shall be “(ii) the number of performance share units based on 30% of target performance measure attainment, and further multiplied by”; in determining whether target or actual performance measure attainments are greater, calculations of actual performance measure attainments for any year of the performance cycle that has not yet then concluded, if applicable, shall be determined based on the average actual performance in respect of those full months that have elapsed during the then-current year of the performance cycle as of the Date of Termination; provided that if the Date of Termination occurs in the first calendar quarter of a year, the actual performance measure attainment for such year shall be deemed to be the actual performance measure attainment for the immediately preceding year; and

(b) if, during the term of this Agreement, a change in control of the Company occurs, an additional amount (payable in cash) equal to the amount by which the amount determined under subparagraph (a) above based on the Date of Termination Fair Market Value is less than the amount determined under subparagraph (a) based on the Change of Control Price.

Notwithstanding the forgoing, any payments with respect to any performance award that you elected to defer pursuant to the terms of the 2002 Incentive Stock Plan shall not be accelerated by this Subsection 4(ii)(F)(2).

(3) Settlement in an Acquirer-Motivated Transaction where Date of Termination precedes Change in Control or Potential Change in Control and Change in Control or Potential Change in Control Occurs Within 12 Months. Where you are terminated prior to a change in control or potential change in control of the Company at the request of any person as part of or in connection with a proposed transaction that could constitute a potential change in control of the Company or a change in control of the Company, and a change in control or potential change in control of the Company follows within 12 months of your Date of Termination:

(a) if the first applicable event to occur within 12 months following your Date of Termination is a change in control of the Company, you shall be entitled to receive: (x) with respect to performance share units issued for any performance period that ended prior to the Date of Termination, the payments provided pursuant to the terms of the Incentive Stock Plans; and (y) with respect to performance share units issuable for performance periods that did not end prior to the Date of Termination, i.e., performance share units that would be prorated under the terms of the Incentive Stock Plans, a payment equal to (i) the Change in Control Price, multiplied by (ii) the number of performance share units based on the greater of 100% of target performance measure attainment and actual performance measure attainment at the Date of Termination, and further multiplied by (iii) a fraction, the denominator of which is the number of months in the performance cycle and the numerator of which is the number of whole months (rounded up, if not a multiple of 12, to the number that is the number of months that is the next highest multiple of 12) of the performance cycle elapsed prior to the date of the Date of Termination; provided, however, that if the Company’s market capitalization as of the date of the change in control is less than $250 million, clause

(ii) above shall be “(ii) the number of performance share units based on 30% of target performance measure attainment, and further multiplied by”. In determining whether target or actual performance measure attainments are greater, calculations of actual performance measure attainments for any year of the performance cycle that has not yet then concluded, if applicable, shall be determined based on the average actual performance in respect of those full months that have elapsed during the then-current year of the performance cycle as of the Date of Termination; provided that if the Date of Termination occurs in the first calendar quarter of a year, the actual performance measure attainment for such year shall be deemed to be the actual performance measure attainment for the immediately preceding year.

(b) if the first applicable event to occur within 12 months following your Date of Termination is a potential change in control of the Company, you shall be entitled to receive: (x) with respect to performance share units issued for any performance period that ended prior to the Date of Termination, the payments provided pursuant to the terms of the Incentive Stock Plans; and (y) with respect to performance share units issuable for performance periods that did not end prior to the Date of Termination, i.e., performance share units that would be prorated under the terms of the Incentive Stock Plans, payment equal to (i) the Date of Termination Fair Market Value, multiplied by (ii) the number of performance share units based on the greater of 100% of target performance measure attainment and actual performance measure attainment at the Date of Termination, and further multiplied by (iii) a fraction, the denominator of which is the number of months in the performance cycle and the numerator of which is the number of whole months (rounded up, if not a multiple of 12, to the number that is the number of months that is the next highest multiple of 12) of the performance cycle elapsed prior to the Date of Termination; provided, however, that if the Company’s market capitalization as of the date of the change in control is less than $250 million, clause (ii) above shall be “(ii) the number of performance share units based on 30% of target performance measure attainment, and further multiplied by”. In determining whether target or actual performance measure attainments are greater, calculations of actual performance measure attainments for any year of the performance cycle that has not yet then concluded, if applicable, shall be determined based on the average actual performance in respect of those full months that have elapsed during the then-current year of the performance cycle as of the Date of Termination; provided that if the Date of Termination occurs in the first calendar quarter of a year, the actual performance measure attainment for such year shall be deemed to be the actual performance measure attainment for the immediately preceding year.

(c) if the first applicable event to occur within 12 months following your Date of Termination is a potential change in control of the Company and within 12 months of your Date of Termination there is an actual change in control of the Company, then you shall be entitled to an additional amount (payable in cash) equal to the amount by which the amount determined under subparagraph (b) above based on the Date of Termination Fair Market Value is less than the amount determined under subparagraph (a) above based on the Change of Control Price.

Notwithstanding the forgoing, any payments with respect to any performance award that you elected to defer pursuant to the terms of the 2002 Incentive Stock Plan shall not be accelerated by this Subsection 4(ii)(F)(3).

(G) Welfare Benefits, Financial Advisory Services, and Outplacement Services. If your Date of Termination follows a change in control or potential change in control of the Company, then you shall be entitled to the benefits listed under this paragraph (H) for a period of thirty-six (36) months commencing on your Date of Termination. If your Date of Termination precedes a change in control or potential change in control of the Company and a change in control or potential change in control of the Company follows within 12 months, then you shall be entitled to the benefits listed under this paragraph (G) for a period of thirty-six (36) months commencing on the first to occur of a change in control or potential change in control of the Company succeeding your Date of Termination. The benefits to which you shall be entitled in either case are as follows:

(1) life insurance and long-term disability, medical and dental benefits substantially similar to those which you were receiving immediately prior to the Notice of Termination;

(2) financial advisory services similar to those provided currently to executives of the Company, if any; and

(3) outplacement services, including office services, appropriate to your management level.

Benefits otherwise receivable by you pursuant to this Subsection 4(ii)(G) shall be reduced to the extent comparable benefits are actually received by you during the applicable thirty-six (36) month period, and any such benefits actually received by you during such applicable thirty-six month period shall be reported to the Company. Any rights that you have to continuation of life, disability, accident or health coverage under this Agreement shall be credited toward, and shall not be in addition to, any rights to continuation of life, disability or health coverage you may have under applicable state or federal law. To retain eligibility under Subsection 4(ii)(G)(1) you must pay premiums equivalent to the amounts required of active employee participants. Any reimbursements of costs incurred by you for the benefits provided by this Subsection 4(ii)(G) shall be made to you promptly but in any event by the end of your taxable year following the year in which you incurred such costs.

(H) Additional Pension Plan and Supplemental Plan Amounts. In addition to the retirement benefits to which you are entitled under the Pension Plan and Supplemental Plan or any successor plans thereto, if you are terminated following a change in control or potential change in control of the Company, or if you are terminated prior to a change in control of the Company or potential change in control of the Company at the request of any person as part of or in connection with a proposed transaction that could constitute a potential change in control of the Company or a change in control of the Company and a change in control or potential change in control of the Company subsequently occurs within 12 months of your Date of Termination, the Company shall pay you in cash, a lump sum equal to the excess of (x) the actuarial equivalent of the retirement pension (taking into account any early retirement subsidy associated therewith and determined as a straight life annuity commencing at age sixty-five (65) or any earlier date, but in no event earlier than the second anniversary of the Date of Termination whichever annuity yields a greater benefit) which you would have accrued under the terms of the Pension Plan and Supplemental Plan (without regard to any amendments to any such plans made subsequent to a change in control or potential change in control of the Company, as the case may be, and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of retirement benefits thereunder), determined as if you were fully vested thereunder and had accumulated (after the Date of Termination) thirty-six (36) additional months of age and service credit thereunder at the higher of the rate of average compensation during the twelve (12) months prior to the change in control or potential change in control of the Company or the rate of average compensation used to calculate your benefits under such plans immediately preceding the Date of Termination (and in any event at the rate of average compensation used to calculate your benefits under such plans immediately preceding the Date of Termination if such date precedes the potential change in control or date of the change in control of the Company, as the case may be), over (y) the actuarial equivalent of the retirement pension (taking into account any early retirement subsidy associated therewith and determined as a straight life annuity commencing at age sixty-five (65) or any earlier date, but in no event earlier than the Date of Termination whichever annuity yields a greater benefit) which you had then accrued pursuant to the provisions of the Pension Plan and the Supplemental Plan. For purposes of this Subsection 4(ii), “actuarial equivalent” shall be determined using the same assumptions utilized under the Pension Plan for purposes of determining alternative forms of benefits immediately prior to the change in control of the Company (or, if earlier, immediately prior to the Date of Termination). In addition, determination of your post-retirement health and life insurance benefits will be calculated as if you were credited with thirty-six (36) additional months of age and service credit for purposes of determining eligibility for and the value of such benefits under the applicable post-retirement health and life insurance plans.

(iii) Incapacity due to Physical or Mental Illness. Following a change in control of the Company or a potential change in control of the Company, during any period that you fail to perform your full-time duties with the Company as a result of incapacity due to physical or mental illness, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all compensation payable to you under the Pension Plan, Supplemental Plan, Annual Incentive Plan, Savings Plan and Nonqualified Savings Plan during such period, until you are terminated for Disability or Retirement as defined in Subsection 3(i). Thereafter, in the event your employment shall be terminated, your benefits shall be determined under the Company’s retirement, insurance and other compensation plans and programs then in effect in accordance with the terms of such plans and programs, and the Company shall have no further obligations to you under this Agreement.

(iv) Legal Fees. Commencing with the month in which there occurs any potential change in control of the Company (or, if earlier, a change in control of the Company), at the end of each month the Company shall pay to you an amount equal to all legal fees and expenses incurred by you during the preceding month as a result of your termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Sections 409A or 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) to any payment or benefit provided hereunder or provided under any other agreement, plan, program or arrangement with the Company). Such payments shall be made within five (5) days (or, if later, the earliest date permitted under Section 409A) after your request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require. You shall be entitled to select your legal counsel, and your rights to payment pursuant to this Subsection 4(iv) shall not be affected by the final outcome of any dispute with the Company.

(v) Termination for Cause, Disability, Death or Retirement. Following a change in control of the Company or a potential change in control of the Company, if your employment shall be terminated by the Company for Cause, Disability, death or Retirement, or by you other than for Good Reason, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

(vi) No Mitigation. You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor, except as expressly provided in Subsection 4(ii)(H), shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise.

(vii) No Diminution of Benefits Under Other Plans; No Duplication of Benefits. In addition to all other amounts payable to you under this Section 4, you shall be entitled to receive all benefits payable to you under the Pension Plan, the Savings Plan, the Supplemental Plan, the Nonqualified Savings Plan, the Annual Incentive Plan, the Incentive Stock Plan and any other plan, agreement, program or arrangement relating to retirement benefits, incentive compensation or welfare benefits (but you shall not be entitled to any severance benefits provided under the Severance Plan); provided, however, that nothing in this Section 4 shall entitle you to any duplication of any payment, benefit or acceleration thereof otherwise available under any such plan, agreement, program or arrangement.

(viii) Time of Payment. All cash payments to which you become entitled under the terms of this Agreement shall be paid to you in a lump sum within five days following the occurrence of the event, i.e., change in control of the Company, potential change in control of the Company, or termination, that triggers your rights to such payment. Any termination shall be deemed to have occurred on the Date of Termination. If the amounts of such payments cannot be finally determined on or before the date payments are to be made, then on the payment date the Company shall pay to you an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at a rate equal to 120 percent of the applicable Federal rate determined under Section 1274(d) of the Code, compounded semi-annually) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, you shall promptly repay to the Company the amount of such excess (together with interest at a rate equal to 120 percent of the applicable Federal rate determined under Section 1274(d) of the Code, compounded semi-annually).

(ix) 409A.

(A) Interpretation of and Modifications to Agreement to Avoid Additional Section 409A Tax. The provisions of this Agreement shall be interpreted in a manner to the maximum extent possible to comply in good faith with Section 409A. To the extent you would be subject to the additional tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Code as a result of any provision of this Agreement, you agree to cooperate with the Company to execute any amendment to the provisions hereof reasonably necessary to avoid the imposition of such tax but only (i) to the minimum extent necessary to avoid application of such tax and (ii) to the extent that you would not, as a result, suffer any reduction in the amounts otherwise payable to you under this Agreement.

(B) Six Month Delay in Certain Payments to Specified Employees. To the extent you otherwise would be entitled under this Agreement to a payment or benefit during the six months beginning on the Date of Termination that would be subject to the additional tax imposed under Section 409A (because of your status as “specified employee” within the meaning of Section 409A on your Date of Termination) such payment or benefit shall be made or provided to you as soon as administratively practicable after (but in no event more than five (5) days after) the earliest date that will not result in the imposition of any tax under Section 409A.

(C) Gross-Up for Additional Taxes Imposed Under Section 409A. In the event you are subject to additional taxes imposed by Section 409A with respect to any payments or benefits due to you under this Agreement, the Company will pay you an additional amount such that the net amount retained by you, after deduction of any additional taxes imposed under 409A on such payments or benefits and any federal, state and local income and other payroll taxes and additional taxes imposed under Section 409A upon the payment provided for by this Subsection 4(viii)(C), shall be equal to the payments or benefits under this Agreement. Notwithstanding the foregoing, you shall not be entitled to any additional amounts pursuant to this Subsection 4(viii)(C) if and to the extent that the imposition of additional taxes under Section 409A is the direct or indirect result of your breach of any provision of this Agreement, including any failure to cooperate with the Company to amend this Agreement pursuant to Subsection 4(viii)(A) above.

5. Gross Up for Parachute Payment Excise Tax. This Section 5 applies in the event that (i) you become entitled to any payments or benefits under this Agreement (the “Contract Payments”) or under any other agreement, plan, program or arrangement with the Company or any person whose actions result in a change in control or any person affiliated with the

Company or such person (together with the Contract Payments, the “Total Payments”), and (ii) the aggregate present value of such payments (calculated in accordance with Section 280G of the Code) exceeds by fifteen percent or more the threshold amount at which you become subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, i.e., such present value exceeds by fifteen percent or more an amount equal to three times your “base amount” determined under Section 280G of the Code. In that case, the Company shall pay to you, no later than the fifth day following the event triggering the Excise Tax (or, if you are a specified employee within the meaning of Section 409A on such date, the earliest date that payment can be made to you in accordance with Section 409A), an additional amount (the “Gross-Up Payment”) such that the net amount retained by you, after deduction of any Excise Tax on the Contract Payments and such other Total Payments and any federal and state and local income and other payroll taxes and Excise Tax upon the payment provided for by this Section 5, shall be equal to the Contract Payments and such other Total Payments.

For purposes of determining whether any of the payments will be subject to the Excise Tax, the amount of such Excise Tax, whether you are entitled to a Gross-Up Payment in accordance with this Section 5, and whether your Total Payments will be reduced pursuant to Section 6 below and the amount of such reduction, (i) any other payments or benefits received or to be received by you in connection with a change in control of the Company or your termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change in control or any person affiliated with the Company or such person) payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change in control or any person affiliated with the Company or such person (together with the Contract Payments, the “Total Payments”), shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code and all “excess parachute payments” within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless in the opinion of tax counsel selected by RYERSON’s independent auditors and reasonably acceptable to you, it is more likely than not that such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code in excess of the base amount allocable to such reasonable compensation within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the amount of the Total Payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(l) of the Code (after applying clause (i) above), and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by RYERSON’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of your employment, you shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at a rate equal to 120 percent of the applicable Federal rate determined under Section 1274(d) of the Code, compounded semi-annually. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of your employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

The Gross-Up payment provided by this Section 5 shall be paid to you promptly upon determination but in any event by the end of your taxable year following the year in which you were required to pay the Excise Tax.

6. Reduction in Contract Payments Where Contract Payments Exceed the Threshold Amount by Less Than 15%. In the event that you become entitled to any payments or benefits under this Agreement, but you are not entitled to a Gross-Up Payment under Section 5, above, the amount of payments and benefits to which you are entitled under this Agreement shall be reduced by the minimum amount necessary such that no part of your Total Payments (after such reduction) constitutes an excess parachute payment within the meaning of Section 280G(b)(i) of the Code. You will be entitled to elect by written notice to the Company which payments or benefits are to be reduced; provided, however, that if you do not make such an election within ten days after receiving from the Company a written summary prepared by its independent auditors of the value of the payments and benefits for purposes of Section 280G of the Code, the reduction shall be made first from the amounts payable to you as severance and, then, as the Company may determine in its discretion, from the amounts payable to you on account of the Annual Incentive Plan, Options, and the Incentive Stock Plans. In the event that the amount of the reduction calculated under this Section 6 is subsequently determined to be too little to avoid an excess parachute payment or is greater than required to avoid an excess parachute payment, you shall promptly repay to the Company (if too little) or receive from the Company (if too great) an amount equal to the difference together with interest at a rate equal to 120 percent of the applicable Federal rate determined under Section 1274(d) of the Code, compounded semi-annually.

7. Confidentiality and Ownership. You acknowledge and agree that the Confidential Information (as defined in paragraph (A) below) is the property of the Company. Accordingly, except as may be required by applicable law or the lawful order of a court or regulatory body, or except to the extent that you have express authorization from the Company to do otherwise, you will:

(A) Confidential Information. Keep secret and confidential indefinitely all Confidential Information and not disclose such Confidential Information, either directly or indirectly, to any other person, firm or business entity, or to use it in any way. For purposes of this Agreement, “Confidential Information” means all non-public information, observations or data relating to the Company which you have learned during your employment with the Company, whether or not a trade secret within the meaning of applicable law, including but not limited to: (i) new products and new product development; (ii) marketing strategies and plans, market experience with products, and market research; (iii) manufacturing processes, technologies and production plans and methods; (iv) formulas, research in progress and unpublished manuals or know how devices, methods, techniques, processes and inventions; (v) regulatory filings and communications; (vi) identity of and relationship with licensees, licensers or suppliers; (vi) finances, financial information, and financial management systems; (vii) technological and engineering data; (viii) identities of and information concerning customers, vendors and suppliers and prospective customers, vendors and suppliers; (ix) development, expansion and business strategies, plans and techniques; (x) computer programs; (xi) research and development activities; (xii) litigation and pending litigation; and (xiii) any other information or documents which you are told or reasonably ought to know the Company regards as proprietary or confidential.

(B) On your Date of Termination or at the Company’s earlier request, you will promptly return to the Company any and all records, documents, data, memoranda, reports, physical property, information, computer disks, tapes or software or other materials, and all copies thereof, relating to the business of the Company obtained by you during your employment with the Company. You further agree to deliver to the Company, at its request, any computer in your possession or control which has contained any Confidential Information for the purpose of ensuring that all Confidential Information stored on the computer has been delivered to the Company.

(C) You agree that all inventions, innovations, discoveries, improvements, developments, trade secrets, processes, procedures, methods, designs, analyses, drawings, reports, and all similar or related information which relates to the Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by you while employed by the Company (“Work Product”) belong to the Company. You shall promptly inform the Company of such Work Product, and shall execute such assignments as may be necessary to transfer to the Company the benefits of the Work Product, in whole or in part, or conceived by you either alone or with others, which result from any work which you may do for or at the request of the Company, whether or not conceived by you while on holiday, on vacation, or off the premises of the Company, including such of the foregoing items conceived during the course of employment which are developed or perfected after your Date of Termination. You shall assist the Company or its nominee, to obtain patents, trademarks and service marks and agree to execute all documents and to take all other actions which are necessary or appropriate to secure to the Company the benefits thereof. Such patents, trademarks and service marks shall become the property of the Company. You shall deliver to the Company all sketches, drawings, models, figures, plans, outlines, descriptions or other information with respect thereto.

(D) To the extent that any court or agency seeks to have you disclose Confidential Information, you shall promptly inform the Company, and you shall take such reasonable steps to prevent disclosure of Confidential Information until the Company has been informed of such requested disclosure. To the extent that you obtain information on behalf of the Company that may be subject to attorney-client privilege as to the Company’s attorneys, you shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

(E) Nothing in the foregoing provisions of this Section 7 shall be construed so as to prevent you from using, in connection with your employment for yourself or an employer other than the Company, knowledge which was acquired by you during the course of your employment with the Company, and which is generally known to persons of your experience in other companies in the same industry other than through your acts or omission to act.

8. Noncompetition/Nonsolicitation. You acknowledge that the industry in which the Company is engaged is a highly competitive business, and that you are a key executive of the Company. You further acknowledge that as a result of your senior position within the Company, you have acquired and will acquire extensive Confidential Information and knowledge of the Company’s business and the industry in which it operates and will develop relationships with and knowledge of customers, employees, vendors and suppliers of the Company and affiliates. Accordingly, you agree that during the time you are employed by the Company (the “Employment Period”) and for a period of 36 months after your Date of Termination, you agree as follows:

(A) You will not directly or indirectly, own, operate, manage, control, participate or have any financial interest in, consult with, advise, engage in services for (whether for yourself or for any other person and whether as proprietor, principal, stockholder, partner, agent, director, officer, employee, consultant, independent contractor or in any other capacity), any Competitor of the Company, or in any manner engage in the start-up of a business

(including by yourself or in association with any person, firm, corporate or other business organization through any other entity) in Competition with the Company, provided that, this shall not prevent you from ownership of 1% or less of the outstanding stock of any corporation listed on the New York or American Stock Exchange or included in the National Association of Securities Dealers Automated Quotation System or ownership of securities in any entity affiliated with the Company. “Competitor” or “in Competition” refers to a person or entity, including metals-related internet marketplaces, engaged in the metal service center processing and/or distribution business.

(B) You will not directly or indirectly contact, call upon, solicit business from, sell or render services to, any customer of the Company with respect to the provision of services identical to or similar to any service provided by the Company during the Employment Period or in the process of being provided as of your Date of Termination, for which you had any responsibility or about which you had any Confidential Information during the Employment Period.

(C) You will not directly or indirectly either alone or in cooperation with others, encourage any employees of the Company to seek or accept an employment or business relationship with a person or entity other than the Company, or in any way interfere with the relationship of the Company and any subsidiary or affiliate and any employee thereof, including without limitation, to hire, solicit for hire, or discuss or encourage the employment of, any of the employees of the Company who were employed by the Company during the Employment Period; provided however, this shall not apply to an employee whose employment was terminated by the Company before your Date of Termination, if such termination was not caused by any direct or indirect involvement of you or your subsequent employer.

(D) You will not directly or indirectly either alone or in cooperation with others, encourage any supplier, distributor, franchisee, licensee, or other business relation of the Company, cease or curtail doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and the Company.

9. Reasonableness of Restrictions, Injunctive Relief and Remedies.

(A) You acknowledge that your rights to compete and disclose Confidential Information and trade secrets are limited hereby only to the extent necessary to protect the Company and that, in the event that your employment with the Company terminates for any reason, you will be able to earn a livelihood without violating the foregoing restrictions. You acknowledge that the restrictions cited herein are reasonable and necessary for the protection of the Company’s legitimate business interests.

(B) You acknowledge that the services to be rendered by you are of a special, unique and extraordinary character and, in connection with such services, you will have access to confidential information vital to the Company’s businesses. By reason of this, you consent and agree that if you violate any of the provisions of Section 7 or 8 above, the Company would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, you shall immediately forfeit all remaining payments and benefits to which you are entitled under this Agreement and the Company shall be entitled to an injunction from any court of competent jurisdiction restraining you from committing or continuing any such violation of this Agreement, including, without limitation, restraining you from disclosing, using for any purpose, selling, transferring or otherwise disposing of, in whole or in part, any trade secrets, Confidential Information, proprietary information, client or customer lists or other information pertaining to the financial condition, business, manner of operation, affairs, plans or prospects of the Company. You acknowledge that damages at law would not be an adequate remedy for violation of Section 7 or 8, and you therefore agree that the provisions may be specifically enforced against you in any court of competent jurisdiction. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.

10. Successors; Binding Agreement.

(i) RYERSON will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of RYERSON to expressly assume and agree to perform this Agreement in the same manner and to the same extent that RYERSON or the Company would be required to perform it if no such succession had taken place. Failure of RYERSON to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to hereunder if you terminate your employment for Good Reason following a change in control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. In the event a successor of RYERSON assumes and agrees to perform this Agreement, by operation of law or otherwise, the term “RYERSON”, as used in this Agreement, shall mean such successor and the term “Company” shall mean, collectively, such successor and the affiliates of such successor.

(ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

11. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notice to the Company shall be directed to the attention of the Board with a copy to the Secretary of RYERSON, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

12. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder, whether in cash or in kind, shall be paid net of any applicable withholding required under federal, state or local law. The obligations of RYERSON and the Company under this Agreement shall survive the expiration of the term of this Agreement.

13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15. Settlement of Disputes; Arbitration. All claims by you for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to you in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to you for a review of the decision denying a claim and shall further allow you to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that your claim has been denied. Except as provided in Section 9 above, any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Chicago, Illinois, in accordance with the rules of the American Arbitration Association then in effect, provided, however, that the evidentiary standards set forth in this Agreement shall apply. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to RYERSON the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely, RYERSON INC.

By
Vice President - Human Resources

Agreed to this      day of                     , 2007

(Signature)

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